FOR IMMEDIATE RELEASE

Jeffrey R. Leeds Appointed Non-Executive Chairman of the Board of Brookdale

Nashville, TN  July 2, 2012 – Brookdale Senior Living Inc. (NYSE: BKD) today announced  that Brookdale’s Board of Directors has appointed Jeffrey R. Leeds to serve as Non-Executive Chairman of the Board, effective June 29, 2012.  Mr. Leeds has served as a member of the Board of Directors and as Chairman of the Company’s Audit Committee since November 2005.

Mr. Leeds retired as Executive Vice President and Chief Financial Officer of GreenPoint Financial Corporation and GreenPoint Bank in October 2004, in which capacities he served since January 1999. Prior to that, he was Executive Vice President, Finance and Senior Vice President and Treasurer of GreenPoint. He joined GreenPoint after 14 years with Chemical Bank, having held positions as Head of Asset and Liability Management, Proprietary Trading and Chief Money Market Economist.

Brookdale’s Board of Directors expresses its gratitude to Wesley R. Edens for his service as Chairman since the Company’s formation.  The Board of Directors looks forward to his continuing contributions as a member of the Board.

About Brookdale Senior Living

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States.  The Company is committed to providing an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest-quality service, care and living accommodations for residents.  Currently the Company operates independent living, assisted living, and dementia-care communities and continuing care retirement centers, with 647 communities in 35 states and the ability to serve approximately 67,000 residents.

Contact:
Brookdale Senior Living Inc.
Ross Roadman
Senior Vice President, Investor Relations
(615) 564-8104